Exhibit 99.1

Sylvamo Announces Senior Leadership Changes

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 4, 2023--Sylvamo (NYSE: SLVM), the world’s paper company, is announcing senior leadership changes effective July 1.

Greg Gibson, senior vice president and general manager, North America, will be elected senior vice president, Commercial Excellence, until his retirement March 31, 2024. Gibson joined the industry in 1982 and has served in various sales, marketing, general management and senior leadership roles in North America and Europe.

Rodrigo Davoli, senior vice president and general manager, Latin America, will be elected senior vice president and general manager, North America. Davoli joined the industry in 1993 and has served in various finance, strategic planning, sales, marketing, general management and senior leadership roles in Latin America and Europe.

They will assist each other with transitions throughout the third quarter.

“I would like to congratulate Greg on an impressive four-decade career in our industry. He is an industry leader known for consistently delivering strong results,” said Jean-Michel Ribiéras, chairman and chief executive officer. “I am excited to welcome Rodrigo to North America to help us continue building a better future for our employees, customers and investors.”

Gibson and Davoli joined International Paper in 2000 with the acquisition of Champion International. They were elected senior vice presidents of Sylvamo during the 2021 spinoff.

A successor who will lead Latin America will be named in the coming weeks.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2022 were $3.6 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including about changes in our leadership to become effective in July 2023. Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended Dec. 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Sylvamo Global:
Adam Ghassemi
901-519-8115
adam.ghassemi@sylvamo.com